Exhibit 99.2
FOR IMMEDIATE RELEASE
TRIDENT MICROSYSTEMS, INC.
EXTENDS STOCKHOLDERS RIGHTS AGREEMENT
     Santa Clara, California, July 28, 2008 — Trident Microsystems, Inc. (NASDAQ:TRID), a leader in high-performance semiconductor system solutions for the multimedia and digital television markets, today announced that its Board of Directors has amended its Rights Agreement to extend it through July 23, 2018. The Preferred Stock Rights were initially distributed as a dividend on each Trident Microsystems common share outstanding on August 14, 1998 and currently trade with each outstanding Trident Microsystems Common Share. In addition to extending its term, the Board also made additional amendments to the Rights Agreement to adjust the exercise price of the Rights, add a requirement that a committee of independent directors periodically evaluate the Rights Agreement (an “Independent Director Evaluation” provision), and make certain other technical changes.
     Trident Microsystems has a commitment to best practices in corporate governance. The Board approved the extension of the Rights Agreement in order to protect against any potential use of coercive takeover tactics and to prevent an acquirer from gaining control of Trident Microsystems without offering a fair and adequate price and terms to all of its stockholders.
     The Rights, as amended, represent the right to purchase one one-thousandth of a share of Trident Microsystems Series A Preferred Stock at $38.00 per Right and become exercisable when a person or group acquires 15% or more of Trident Microsystems’ Common Stock without prior Board approval. In that event, the Rights permit Trident Microsystems stockholders, other than the acquiror, to purchase Trident Microsystems Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of Trident Microsystems Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 15%, the Rights can be redeemed for $0.001 each by action of the Board.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of multimedia integrated circuits (ICs) for PCs and digital processing ICs for TVs and TV monitors. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig or Maria Riley
Tel: +1-415-217-7722
Email: Suzanne@blueshirtgroup.com
Web site: http://www.tridentmicro.com

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